Exhibit 10.3

ARMSTRONG WORLD INDUSTRIES, INC.

2011 LONG-TERM INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong World Industries, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of time-based restricted stock units (the “Time-Based Units”) as specified in the 2014 Long-Term Time-Based Restricted Stock Unit Grant letter to which these Grant Conditions relate (the “Grant Letter”). The “Date of Grant” is February 25, 2014. The Time-Based Units are Stock Units with respect to common stock of the Company (“Company Stock”).

(b) The Time-Based Units shall be vested and payable at the end of the Restricted Period if and to the extent the terms of the Grant Letter and these Grant Conditions are met. The “Restricted Period” is the period beginning February 25, 2014 and ending February 25, 2017.

(c) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letter. This grant is made under the Armstrong World Industries, Inc. 2011 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Vesting.

(a) The Grantee shall vest in the Time-Based Units at the end of the Restricted Period, if the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively, the “Employer”) through February 25, 2017 (the “Vesting Date”).

(b) Except as described below, no Time-Based Units shall vest prior to the Vesting Date.

3. Termination of Employment.

(a) Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Time-Based Units shall be forfeited as of the termination date and shall cease to be outstanding.

(b) If, after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of “55 / 5” Rule Termination (as defined below) or Involuntary Termination (as defined below), the Grantee shall vest in a pro-rated portion of the outstanding Time-Based Units. The pro-rated portion shall be determined by multiplying the number of Time-Based Units by a fraction, the numerator of which is the number of calendar months that elapsed during the period beginning with the first calendar month following the month of grant through the Grantee’s termination date, and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The pro-rated Time-Based Units shall be paid within 60 days after the Grantee’s termination date, as described in Section 6.

(c) If the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of death or the Grantee’s Long-Term Disability (as defined below), the Grantee shall vest in a pro-rated portion of the outstanding Time-Based Units. The pro-rated portion shall be determined by multiplying the number of Time-Based Units by a fraction, the numerator of which is the number of calendar months that elapsed during the period beginning with the first calendar month following the month of grant through the Grantee’s termination date, and the denominator of which is 36. A partial month after the month of grant shall count as a full month for purposes of this calculation. The Time-Based Units shall be paid within 60 days after the date of the Grantee’s termination of employment, as described in Section 6.

4. Change in Control Involuntary Termination. Subject to Section 14 of the Plan, and notwithstanding Section 3 above, if the Grantee has an Involuntary Termination upon or within two years after a Change in Control, and prior to the Vesting Date, the Grantee’s outstanding Time-Based Units shall become fully vested and shall be paid within 60 days after such Involuntary Termination, as described in Section 6. Notwithstanding the foregoing provisions of this Section 4, if the Grantee has a change in control agreement in effect with the Company, the terms of the change in control agreement and not the foregoing sentence shall govern the vesting and payment of the Time-Based Units in the event of termination of employment upon, after or in connection with a Change in Control, to the extent that such change in control agreement conflicts with the terms of these Grant Conditions.

5. Definitions. For purposes of these Grant Conditions and the Grant Letter:

(a) “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (1) commission of a felony or a crime involving moral turpitude; (2) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (3) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (4) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (5) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(b) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(c) “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

(d) “”55 / 5” Rule Termination” shall mean the Grantee’s termination of employment other than for Cause after the Grantee has attained age 55 and has completed five years of service with the Employer.

6. Payment. When Time-Based Units vest, shares of Company Stock equal to the number of vested Time-Based Units shall be issued to the Grantee within 60 days after the applicable vesting date, subject to applicable tax withholding and subject to any six-month delay required under section 409A of the Internal Revenue Code, if applicable and as described in Section 20(h) of the Plan. Any fractional shares will be rounded up to the nearest whole share.

7. Dividend Equivalents. Dividend Equivalents shall accrue with respect to Time-Based Units and shall be payable subject to the same vesting terms and other conditions as the Time-Based Units to which they relate. Dividend Equivalents shall be credited on the Time-Based Units when dividends are declared on shares of Company Stock from the Date of Grant until the payment date for the vested Time-Based Units. The Company will keep records of Dividend Equivalents in a non-interest bearing cash account for the Grantee. No interest will be credited to any such account. Vested Dividend Equivalents shall be paid in cash at the same time and subject to the same terms as the underlying vested Time-Based Units. If and to the extent that the underlying Time-Based Units are forfeited, all related Dividend Equivalents shall also be forfeited.

8. Delivery of Shares. The Company’s obligation to deliver shares upon the vesting of the Time-Based Units shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

9. No Shareholder Rights. No shares of Company Stock shall be issued to the Grantee on the Date of Grant, and the Grantee shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to any Time-Based Units.

10. No Right to Continued Employment. The grant of Time-Based Units shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

11. Incorporation of Plan by Reference. The Grant Letter and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Management Development and Compensation Committee (the “Committee”) shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Time-Based Units constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letter, these Grant Conditions, and the Time-Based Units shall be final and binding on the Grantee and any other person claiming an interest in the Time-Based Units.

12. Withholding Taxes. The Employer shall have the right to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes required by law to be withheld with respect to the Time-Based Units. The Employer will withhold shares of Company Stock payable hereunder to satisfy the tax withholding obligation on amounts payable in shares, unless the Grantee provides a payment to the Employer to cover such taxes, in accordance with procedures established by the Committee. The share withholding amount shall not exceed the Grantee’s minimum applicable withholding tax amount.

13. Company Policies. All amounts payable under the Grant Letter and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

14. Assignment. The Grant Letter and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Time-Based Units, except to a successor grantee in the event of the Grantee’s death.

15. Section 409A. The Grant Letter and these Grant Conditions are intended to comply with section 409A of the Internal Revenue Code or an exemption, consistent with Section 20(h) of the Plan. In furtherance of the foregoing, if the Grantee is subject to a change in control agreement between the Grantee and the Company, then to the extent that the Time-Based Units or related Dividend Equivalents constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Time-Based Units and related Dividend Equivalents shall be settled on the earliest date that would be permitted under section 409A without incurring penalty or accelerated taxes thereunder.

16. Governing Law. The validity, construction, interpretation and effect of the Grant Letter and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the Commonwealth of Pennsylvania, excluding any conflicts or choice of law rule or principle.

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